Certain information identified by [***] has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information is not material and is private or confidential.

Exhibit 10.1

Kathleen P. Bloch

[***]

Consulting Agreement

THIS AGREEMENT (The “Agreement”) entered into as of March 31, 2023 between Kathleen P. Bloch (“Consultant”) and CytoSorbents Corporation and its wholly-owned subsidiary CytoSorbents Medical, Inc., both Delaware corporations, with offices at 305 College Road East, Princeton, NJ 08540 (collectively, the “Company”).

Witnesseth

WHEREAS, the Consultant possesses capabilities in the areas of Finance and Accounting as the prior Chief Financial Officer of the Company and desires to make available her expertise for the benefits of the Company by providing interim services in such areas of expertise; and

WHEREAS, Company desires to engage Consultant during the term of this Agreement;

NOW, THEREFORE, in view of the foregoing premises which are hereby incorporated as part of this Agreement, and consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	The services to be rendered by Consultant (the “Services”) are set forth in Exhibit “B”. Services may be amended by written agreement of Consultant and the Company and in doing, additional Exhibits would be added.

2.	Consultant agrees that during the term of this Agreement, Consultant shall perform the Services in a timely fashion to the best of the Consultant’s abilities and in accordance with the Company’s reasonable requests.

Consultant agrees to comply with the relevant standard operating procedures of the Company as applicable, while performing Services.

3.	It is the express intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venture, or partner of Company. Both parties acknowledge that Consultant is not an employee of Company for state or federal tax purposes. Consultant shall retain right to perform services for others during the term of this agreement.

4.	The Agreement may be terminated by Consultant upon fourteen (14) days’ written notice, or by Company upon fourteen (14) days’ notice. Unless sooner terminated by either party, this Agreement shall remain in effect until December 31, 2025, and thereafter as mutually agreed to in writing.

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Certain information identified by [***] has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information is not material and is private or confidential.

5.	(a) Consultant recognizes and acknowledges that the data collected, developed, and maintained for Company by Consultant is a valuable property right of the Company and will be kept confidential and secret and therefore agrees to keep all information relating to such data in confidence and trust, and will not use or disclose any such information without the written consent of the Company, except as such use may be necessary in the ordinary course of Consultant’s performance of the Services for the Company.

(b) Consultant agrees that all documents and other physical property furnished to Consultant or produced by Consultant in connection with the performance of the Services shall be and remain the sole property of the Company upon request or upon the termination of the Agreement.

(c) Consultant agrees to execute the Company’s Non-Disclosure Agreement

(d) Consultant agrees any inventions or patents derived from consulting services, if applicable, shall be the property of CytoSorbents Medical, Inc. and assigned to the Company at no further cost.

6.	In consideration of the Services rendered hereunder, Company shall compensate Consultant at the rate set forth in Exhibit “A” hereto, together with reimbursement for other out-of-pocket expenses actually incurred on behalf of the Company and approved in advance of the Company. Travel expenses will be submitted within 5 working days of completion of the travel. Company will reimburse the Consultant within 15 days from receipt of the expense report. Consultant shall invoice Company as set forth in Exhibit “A” hereto.

7.	Consultant hereby represents that neither the execution of this Agreement, the consulting relationship with the Company nor the performance of the Services will violate any obligations of Consultant to any person, entity, including, without limitation, the obligation to keep confidential proprietary information of such person or entity.

8.	Each party shall indemnify the other from and hold it harmless against any loss, liability, damage, action, cause of action, cost or expense (including without limitation attorney’s fees) arising out of (a) any unauthorized act or omission of the indemnitor which may be determined to be binding upon the indemnitee, (b) any material breach of the obligations and undertakings of the indemnitor hereunder, or (c) the negligent, reckless or willful misconduct of the indemnitor.

9.	Company agrees to comply with all reasonable requests of Consultant (and provide reasonable access to documents) necessary to the performance of Consultant’s duties under this Agreement.

10.	Should either party default in the performance of this Agreement or materially breach any of its provisions, the other party may terminate this Agreement by written notification to the other party. For purposes of this section, material breach of this Agreement shall include, but not be limited to, failure to meet the deadlines, destruction of property, dishonesty, theft, or any actions which would tend to disparage the business reputation of either party in the community.

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Certain information identified by [***] has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information is not material and is private or confidential.

11.	This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

12.	This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by Consultant and Company.

IN WITNESS WHEREOF Company and Consultant have executed this Agreement as of the date first above written.

Consultant	CytoSorbents Corporation and CytoSorbents Medical, Inc.

/s/ Kathleen Bloch	/s/ Phillip Chan
Kathleen P. Bloch	Dr. Phillip Chan
Consultant	CEO, CytoSorbents Corporation

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Certain information identified by [***] has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information is not material and is private or confidential.

EXHIBIT “A”

CONSULTANT:

Kathleen P. Bloch

RATE FOR SERVICE FOR:

Compensation:

•	$335 per hour, with an expected 20 hours per week

•	Reimbursement for other reasonable out-of-pocket expenses actually incurred on behalf of the Company and approved in advance by the Company

•	For clarity, RSUs issued in 2021 and 2022 will continue to vest as scheduled, provided Kathleen remains a consultant to the Company.

•	20,000 Non-qualified Options, with a 10-year exercise period, priced at the stock closing of CytoSorbents (NASDAQ: CTSO) on 3/31/23 of $3.37 per share

Company will make payment to Consultant on a monthly basis following the receipt of an invoice.

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Certain information identified by [***] has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information is not material and is private or confidential.

EXHIBIT “B”

Consultant: Kathleen P. Bloch

Scope of work:

You will report directly to Dr. Phillip Chan, CEO, and will work remotely. You are expected to maintain all files on the corporate server in an organized fashion.

[***]

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